                                EXHIBIT 1 A (5)

                 GROUP VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                                 Mailing Address:  Hartford, Connecticut 06152
                                    Home Office:  Bloomfield, Connecticut


                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                     (Referred to herein as "the Company")


POLICYHOLDER:     [ABC COMPANY]

ADDRESS:          [123 MAIN STREET
                  YOUR STATE, USA]

POLICY                        POLICY                        POLICY
NUMBER:     [XXXXX]         EFFECTIVE DATE:     [X/X/XX]    ANNIVERSARY DATE: [X/X]

This group Policy contains the terms under which the Company agrees to insure certain persons and pay benefits.

The Company and the Policyholder have agreed to all the terms of this group Policy.

                              INSURING AGREEMENTS

The group Policy is issued to the Policyholder in consideration of its application, subject to payment of the required premium in accordance with agreed terms. The Company agrees to insure eligible persons as described in the Certificate of Insurance and the Policy Schedule for the benefits provided in, and subject to the terms, conditions and limitations set forth in the Policy, the Certificate of Insurance, and the Policy Schedule under which such person is eligible. The Certificate(s) are included in and made a part of this group Policy.

An Employee will become eligible and insured in accordance with the terms of the Eligibility and Effective Date of Insurance sections of the Certificate.

ALL BENEFITS AND VALUES PROVIDED BY THE POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE FUND ACCOUNTS ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy is issued in the state of [Your State] and shall be governed by its laws.


                   /s/ DAVID C. KOPP                    /s/ THOMAS C. JONES
                  ------------------                    -------------------
                  Corporate Secretary                        PRESIDENT





                 GROUP VARIABLE UNIVERSAL LIFE INSURANCE POLICY





XX605481                                                              12/20/95

                               TABLE OF CONTENTS


      The Schedule                                                                        Page
            Policy Schedule                                                                  3
            All Other Schedule Sections                                            Certificate

      Definitions                                                                  Certificate

      Eligibility                                                                  Certificate

      Effective Date of Insurance                                                  Certificate

      Life Insurance Death Benefit                                                 Certificate

      Premium Payments                                                       5 and Certificate

      Fund Account Provisions                                                      Certificate

      Certificate Value Provisions                                                 Certificate

      Surrenders, Loan and Reinstatement Provisions                                Certificate

      Termination Provisions                                                       Certificate

      Continuation Provisions                                                      Certificate

      Conversion Provisions                                                        Certificate

      Table of Guaranteed Maximum Monthly Cost of Insurance Rates                  Certificate

      Ownership and Assignment Provisions                                          Certificate

      Beneficiary Provisions                                                       Certificate

      General Provisions                                                     6 and Certificate

      [Accelerated Payment Benefit                                                      Rider]

      [Paid-Up Life Insurance Option                                                    Rider]

      [Seat Belt Benefit                                                                Rider]

      [Supplemental Accidental Death Benefit                                            Rider]

      [Supplemental Accidental Death and Dismemberment Benefit                          Rider]

      [Supplemental Accidental Death, Dismemberment,
            Loss of Sight, Speech and Hearing; or Paralysis Benefit                     Rider]

      [Waiver of Cost of Life Insurance During Total Disability                         Rider]





XX605481                               15                             12/20/95

                                POLICY SCHEDULE


POLICYHOLDER:     [ABC COMPANY]

EMPLOYER:         [ABC COMPANY]

CLASSES OF ELIGIBLE EMPLOYEES:


LIFE INSURANCE BENEFITS
   FOR EMPLOYEE
      MAXIMUM GUARANTEED ISSUE:                                                      [$40,000]
      MAXIMUM ISSUE:                                                                      [$!]
      [AUTOMATIC INCREASE FEATURE:                                      [Optional/Automatic] ]

   [FOR SPOUSE:
      MAXIMUM GUARANTEED ISSUE:                                                      [$20,000]
      MAXIMUM ISSUE:                                                                    [$!] ]

   [FOR DEPENDENT CHILD(REN) TERM INSURANCE:
      MAXIMUM ISSUE:                                                                    [$!] ]

ADDITIONAL BENEFITS:                                                            EFFECTIVE DATE

[Accelerated Payment Benefit Rider                                                   XX/XX/XX]
[Paid-up Life Insurance Option Rider                                                 XX/XX/XX]
[Seat Belt Benefit Rider                                                             XX/XX/XX]
[Supplemental Accidental Death Benefit Rider                                         XX/XX/XX]
[Supplemental Accidental Death & Dismemberment Benefit Rider                         XX/XX/XX]
[Supplemental Accidental Death, Dismemberment, Loss of Sight,
 Speech & Hearing; or Paralysis Benefit Rider                                        XX/XX/XX]
[Waiver of Cost of Life Insurance During Total Disability Rider                      XX/XX/XX]





XX605481                               16                             12/20/95

AVAILABLE INVESTMENT OPTIONS


FUND GROUPS                         FUNDS



Fund Manager A                      Fidelity VIP II Investment Grade Bond
                                      Portfolio
                                    Fidelity VIP Equity-Income Portfolio
                                    Fidelity VIP II Asset Manager Portfolio
                                    Fidelity VIP Overseas Portfolio


Fund Manager B                      TCI Growth


Fund Manager C                      CIGNA Variable Products Money Market Fund
                                    CIGNA Variable Products S&P 500 Index Fund




CIGNA FIXED ACCOUNT



The Separate Account for the Policy is CG Variable Life Insurance Separate Account A - A Connecticut General Life Insurance Company separate investment account established on May 22, 1995.





XX605481                               17                             12/20/95

                               PREMIUM PROVISIONS

PAYMENT OF POLICY PREMIUM. The total premium payable by the Policyholder under the Policy will be the sum of all amounts payroll deducted as Premium for the Policy each month and payroll deduction services for collection of all premium contributed by Employees. The first premium will be due on the Policy Effective Date. After that, premiums will be due on the first day of each month, unless the Policyholder and the Company agree on some other method of premium payment from time to time. The premiums are payable at the designated Customer Service Center and will be deemed received only when an accurate reconciliation is received, two business days prior to the receipt of the premium, and the premium is actually received at the Customer Service Center or when wire transferred into a bank account established by the Company for receipt of premium under this Policy.

If any premium is not paid when due, the Policy will be cancelled as of the date the premium is due, except as provided in the Grace Period section.

GRACE PERIOD. A Grace Period of 61 days will be granted for the payment of the payroll deducted premium under the Policy. The Policy will be in force during that Grace Period. If such premium is not paid in the Grace Period, the Policy will cease at the end of that period. The Policy will cease before that date if the Policyholder gives written notice of cancellation in advance to the Company. When the Policy ceases, the Policyholder will be liable to the Company for all premiums past due.





XX605481                               18                             12/20/95

                               GENERAL PROVISIONS

ENTIRE CONTRACT. The entire contract will be made up of the Policy, the application of the Policyholder, a copy of which is attached to the Policy, the Certificate(s), the Coverage Verification Pages, any Policy or Certificate riders, and the applications, if any, of the Insureds.

POLICY CHANGES. Changes may be made in the Policy only by amendment, signed by the Policyholder and by the Company acting through its President or Director. No agent may change or waive any terms of the Policy.

INSURANCE DATA. The Policyholder will give the Company all of the data that it needs to calculate the premium and all other data that it may reasonably require. Failure of the Policyholder to give this data will not void or discontinue an Insured's insurance. The Company has the right to examine the Policyholder's records relative to these benefits at any reasonable time while the Policy is in effect, and maintains this right until all rights and obligations under the Policy are finally fulfilled.

STATEMENTS NOT WARRANTIES. All statements made by the Policyholder or by an applicant will, in the absence of fraud, be deemed representations and not warranties. No statement made by the Policyholder or by the applicant to obtain insurance will be used to void or reduce the insurance unless it is made in writing, and is signed by the Policyholder or the applicant and a copy is sent to the Policyholder, the applicant or his Beneficiary.

CLERICAL ERROR. An Insured's coverage will not be affected by error or delay in keeping records of insurance under this Policy. If such an error or delay is found, the premium will be adjusted fairly.

CERTIFICATES. The Company will issue a Certificate to each Owner. The Certificate will show the benefits provided under this Policy. It will set forth any changes in benefits due to age and to whom benefits will be paid.

CONFORMITY WITH STATE STATUTES.   Any provision of this Policy which, as of its
effective date, is in conflict with the laws of the state where it is delivered, is amended to conform to the minimum requirements of such laws.





XX605481                               19                             12/20/95

                           COVERAGE VERIFICATION PAGE

OWNER:      [Mr. John Doe              GROUP POLICY NUMBER: [XXXXXXX]
            123 Main Street
            Anywhere, CT 06000]        CERTIFICATE NUMBER: [XX-XXXXXX]

                                       CERTIFICATE EFFECTIVE DATE: [XX/XX/XX]

INSURED: [John Doe]     ISSUE AGE:  [42]   ELIGIBILITY CLASS: [Insured Employee]

POLICYHOLDER:     [ABC Company]        POLICY EFFECTIVE DATE:  [XX/XX/XX]

EMPLOYER:   [ABC Company]              POLICY ANNIVERSARY DATE:  [XX/XX]

LIFE INSURANCE BENEFITS:
Coverage Amount:                    [$40,000.00]

ADDITIONAL BENEFITS                                                       RIDER EFFECTIVE DATE
[Automatic Increase Feature:                    [Elected/Declined]                  XX/XX/XX]
[Dependent Child(ren) Term Insurance:           [$!]                                XX/XX/XX]
[Accelerated Payment Benefit Rider                                                  XX/XX/XX]
[Paid-up Insurance Option Rider                                                     XX/XX/XX]
[Seat Belt Benefit Rider                                                            XX/XX/XX]
[Supplemental Accidental Death Benefit Rider                                        XX/XX/XX]
[Supplemental Accidental Death & Dismemberment Benefit Rider                        XX/XX/XX]
[Supplemental Accidental Death, Dismemberment, Loss of Sight,
Speech & Hearing; or Paralysis Benefit Rider                                        XX/XX/XX]
[Waiver of Cost of Life Insurance
  During Total Disability Rider                                                     XX/XX/XX]

LOANS, SURRENDERS:
Loan and Surrender information only pertains if you have accumulated a Cash
Value.

MINIMUM LOAN AMOUNT:                [$250.00]
MINIMUM PARTIAL SURRENDER:          [$250.00]
SURRENDER FEE:                       [$25.00]
PARTIAL SURRENDER FEE:               [$25.00]


[Beneficiary information may be verified by contacting the Company's Customer Service Center at 95 Highland Avenue, Bethlehem, PA, 1.800.828.3485.]

THIS COVERAGE IS UNDERWRITTEN BY:   Connecticut General Life Insurance Company.





XX605482                              20                       CVP(12/20/95).1

EXPENSE CHARGES AND FEES

PREMIUM LOAD FOR TAXES
      A charge of up to 5.0% of each premium payment will be deducted to cover applicable state taxes and federal income tax liabilities. The current charge is [3.0%].

MONTHLY ADMINISTRATIVE FEE
      A Monthly Administrative Fee will be charged to each Certificate in an amount not to exceed $5.00 per month. The current Monthly Administrative Fee to be charged to each Certificate is [$!] per month.

      For each Certificate which has accumulated Cash Value in any Fund Account, an additional Monthly Administrative Fee will be charged, in an amount not to exceed $3.00 per month. The current additional Monthly Administrative Fee to be charged to each Certificate which has accumulated a Cash Value in any Fund Account is [$!] per month. The additional Monthly Administrative Fee for Certificates which have accumulated Cash Value in any Fund Account will be waived for any month in which the Net Cash Value of the Certificate is greater than $10,000.

      The sum of the two Monthly Administrative Fees will not exceed $6.00 per month.

CHARGES AND FEES ASSOCIATED WITH THE FUND ACCOUNTS
      For mortality and expense risk, an asset charge is deducted from each Fund Account at the end of each Valuation Period. This charge may be changed by the Company from time to time, but it is guaranteed not to exceed a daily rate which is equivalent to 0.90% annually of the Fund Account's Value. As of the Certificate Effective Date, this charge was equal to a daily rate which is equivalent to [.45%] annually.

      In addition, Daily Fund Operating Expenses will be applied by each Fund as set forth in the prospectus for the applicable Fund(s).

TRANSACTION FEE
      A transaction fee of [$25] will be charged for each fund transfer in excess of [12] transfers made during any Policy Year and to each Surrender and Partial Surrender.

CHANGES TO EXPENSES, FEES AND CHARGES
      The Company reserves the right to change the Transaction Fees from time to time. The Company also reserves the right to change the Premium Load, the Monthly Administrative Fee, and the charges for mortality and expense risk; however, these charges and fees may not exceed the maximums set forth above.





XX605482                               21                      CVP(12/20/95).2

FUND GROUPS       FUNDS                                                  INITIAL ALLOCATION OF
                                                                          NET PREMIUM PAYMENTS

Fund Manager A          Fidelity VIP II Investment Grade Bond Portfolio            __________%
                        Fidelity VIP Equity-Income Portfolio                       __________%
                        Fidelity VIP II Asset Manager Portfolio                    __________%
                        Fidelity VIP Overseas Portfolio                            __________%

Fund Manager B          TCI Growth                                                 __________%

Fund Manager C          CIGNA Variable Products Money Market Fund                  __________%
                                                                                   __________%
                        CIGNA Variable Products S&P 500 Index Fund

CIGNA FIXED ACCOUNT                                                                __________%
                                                      TOTAL                               100%



NOTE: Net premium payments also may be allocated to the Fixed Account.

The Separate Account for the Policy is CG Variable Life Insurance Separate Account A - A Connecticut General Life Insurance Company separate investment account established on May 22, 1995.


LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS
      There is no minimum allocation percentage to the Fixed Account or a Fund Account; however, all allocations must be made in 5% increments and in aggregate must total 100%. Premium payments will be allocated after deduction of the Premium Load. If no allocation is made by the Owner, all net premiums will be allocated to the Fixed Account.

LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT
      A Transfer from the Fixed Account to any or all of the Fund Accounts may be made only during the 30-day period following each Policy Anniversary Date and is subject to a maximum aggregate annual limit of 25% of the Fixed Account Value as of the Policy Anniversary Date. Additionally, the Company has the right to limit the dollar amount of such transfers. Additional limitations on Transfers are set forth in the Transfer Privileges provision.

GUARANTEED MINIMUM INTEREST RATES
      The interest rate used to credit interest on the Fixed Account Value will be determined by the Company from time to time, but will never be less than an effective annual rate of 4% (.010746% compounded daily).

      The interest rate used to credit interest on the Loan Account Value will be determined by the Company from time to time, but will never be less than an effective annual rate of 6%. (As of the Certificate Effective Date, the interest rate used to credit interest on the Loan Account Value will be an effective annual rate of x%.)





XX605482                               22                      CVP(12/20/95).3

                                 Mailing Address:  Hartford, Connecticut 06152
                                      Home Office: Bloomfield, Connecticut

CONNECTICUT GENERAL LIFE INSURANCE COMPANY ("the Company") certifies that it insures the person(s) named in the Coverage Verification Pages attached to this Certificate for the benefits provided by the Group Variable Universal Life Insurance Policy No. [XXXXXX-X] (the "Policy") issued to the [ABC Company] as indicated in the Coverage Verification Pages.

NOTICE: This Certificate does not apply to any Insured unless the Coverage Verification Pages showing the Insured's name, eligibility class, and the Certificate Effective Date are attached.

[EMPLOYER: ABC Company ]
POLICYHOLDER: [ABC Company ]
POLICY EFFECTIVE DATE: [XX/XX/XX]

This Certificate is included in and made a part of the Policy. It describes the main features of the insurance.

This Certificate takes the place of any other issued to the Insured on a prior date which described the insurance.

                            30-DAY RIGHT TO EXAMINE

If the Owner is not satisfied with this Certificate for any reason, it may be returned to the Company within 30 days after receipt. During this time, any premium paid will be placed in the Fixed Account, and if the Certificate is so returned, it will be deemed void from the Certificate Effective Date and the Company will return any premium that has been paid, less any loans, interest accrued and partial surrenders made during the Right to Examine period. If the Certificate is not returned during the Right to Examine period, all premiums will be allocated within three days of the end of the Right to Examine period as provided for in the Allocation of Premium Payments provision.

The amount of insurance payable upon the death of the Insured will be determined as provided in the Life Insurance Benefit provisions of the Certificate.

THE BENEFITS AND VALUES PROVIDED BY THE POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE FUND ACCOUNTS ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. LOANS MAY NOT EXCEED 90% OF THE NET CASH VALUE.


                   /s/ DAVID C. KOPP                    /s/ THOMAS C. JONES
                  ---------------------                 ---------------------
                  Corporate Secretary                        PRESIDENT




            CERTIFICATE OF GROUP VARIABLE UNIVERSAL LIFE INSURANCE





XX605482                                                                12/20/95

                                       TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
CERTIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
SCHEDULE OF BENEFITS ("THE SCHEDULE") . . . . . . . . . . . . . . . . .      9
      Guaranteed Issue Amount . . . . . . . . . . . . . . . . . . . . .     10
      Amounts Exceeding the Guaranteed Issue Amount . . . . . . . . . .     11
      Maximum and Minimum Amounts of Coverage . . . . . . . . . . . . .     11
CHANGES IN COVERAGE AMOUNT  . . . . . . . . . . . . . . . . . . . . . .     12
      Automatic Increase Feature  . . . . . . . . . . . . . . . . . . .     12
      Increases in Coverage Amount  . . . . . . . . . . . . . . . . . .     12
      Decreases in Coverage Amount  . . . . . . . . . . . . . . . . . .     13
      Premiums Held Pending Acceptance of Coverage Amount . . . . . . .     13
      Maximums and Minimums . . . . . . . . . . . . . . . . . . . . . .     13
      Increase Due to Minimum  Coverage Amount Provisions . . . . . . .     14
ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
EFFECTIVE DATE OF INSURANCE . . . . . . . . . . . . . . . . . . . . . .     17
LIFE INSURANCE BENEFIT  . . . . . . . . . . . . . . . . . . . . . . . .     20
PREMIUM PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
      Premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
      Allocation of Net Premium Payments  . . . . . . . . . . . . . . .     22
      Limits on Allocation of Net Premium Payments  . . . . . . . . . .     22
      Interruptions of Premium Payments . . . . . . . . . . . . . . . .     23
      Grace Period for Insured  . . . . . . . . . . . . . . . . . . . .     23
FUND ACCOUNT PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .     24
      Separate Account and Fund Accounts  . . . . . . . . . . . . . . .     24
      Investment Risk . . . . . . . . . . . . . . . . . . . . . . . . .     25
      Investment of the Fund Account Assets . . . . . . . . . . . . . .     25
      Substitution or Elimination of Securities . . . . . . . . . . . .     25
      Transfer Privilege  . . . . . . . . . . . . . . . . . . . . . . .     26
      Limits on Transfers . . . . . . . . . . . . . . . . . . . . . . .     26
CERTIFICATE VALUE PROVISIONS  . . . . . . . . . . . . . . . . . . . . .     27
      Cash Value  . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
      Fixed Account Value . . . . . . . . . . . . . . . . . . . . . . .     27
      Loan Account Value  . . . . . . . . . . . . . . . . . . . . . . .     27
      Fund Account Value  . . . . . . . . . . . . . . . . . . . . . . .     27
      Crediting and Cancelling Variable Accumulation Units  . . . . . .     28
      Variable Accumulation Unit Value  . . . . . . . . . . . . . . . .     28
      Net Investment Factor . . . . . . . . . . . . . . . . . . . . . .     28
      Monthly Cost of Insurance Rates . . . . . . . . . . . . . . . . .     29
      Monthly Deduction . . . . . . . . . . . . . . . . . . . . . . . .     29
      Net Cash Value  . . . . . . . . . . . . . . . . . . . . . . . . .     30
      Lapse (Insufficient Net Cash Value) . . . . . . . . . . . . . . .     30
      Basis of Computations . . . . . . . . . . . . . . . . . . . . . .     30
SURRENDERS, LOANS AND REINSTATEMENT PROVISIONS  . . . . . . . . . . . .     31
TERMINATION PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . .     34
CONTINUATION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .     35
CONVERSION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . .     37
TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE   . . . . . . . .     38
OWNERSHIP AND ASSIGNMENT PROVISIONS . . . . . . . . . . . . . . . . . .     40
BENEFICIARY PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . .     41
GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .     42






XX605482                               24                             12/20/95

                              EXPLANATION OF TERMS

You will find terms starting with capital letters throughout your Certificate and the Coverage Verification Pages. To help you understand your benefits, the location of the definition of these terms is indicated in the Table of Contents, or the definition is provided in the Definitions section of this Certificate. The male pronoun, whenever used, includes the female pronoun.


                                  THE SCHEDULE

The Schedule is a brief outline of the amounts of coverage available upon initial enrollment. For a full description of each benefit, refer to the appropriate section listed in the Table of Contents.





XX605482                               25                             12/20/95

DEFINITIONS

ACTIVE SERVICE
   An Employee will be considered in Active Service with the Employer on a day which is one of the Employer's scheduled work days if he is performing in the usual way all of the regular duties of his work for the Employer. Such service can occur at one of the Employer's places of business or at some location to which the Employer's business requires him to travel. An Employee will be deemed in Active Service on a day which is not one of the Employer's scheduled work days only if he was in Active Service on the preceding scheduled work day.

ANNUAL COMPENSATION
   An Insured Employee's rate of pay as reported by the Employer. It does not include [overtime, bonus, additional compensation, or pay for more than 40 hours in a week.] A Retiree's Annual Compensation will be his rate of pay in effect immediately prior to retirement. A Leave of Absence Employee's Annual Compensation will be his rate of pay in effect immediately prior to going on a Leave of Absence.

ATTAINED AGE
   An Insured's age on his last birthday either prior to or on the same date as the Policy Effective Date or the Policy Anniversary Date, whichever is later.

CASH VALUE
   Cash Value is the sum of the Fixed Account Value, the Fund Account Values, and the Loan Account Value.

CERTIFICATE EFFECTIVE DATE
   The Certificate Effective Date is the date this Certificate becomes effective, as shown in the Coverage Verification Pages.

CURRENT OUTSTANDING LOAN BALANCE
   The Loan Balance plus all interest accrued but not yet paid.

[DEPENDENT CHILD
   The unmarried Child of an Employee who is:
   a) at least 15 days of age, but less than [19] years old; or
   b) [19] or more years old, but less than [25] years, and enrolled in a school as a full-time student and primarily supported by the Employee; or
   c) [19] or more years old, primarily supported by the Employee, and incapable of self-sustaining employment by reason of mental or physical handicap. Proof of the Child's condition and dependence must be submitted to the Company within 31 days after the date the Child ceases to qualify as a Dependent under a) or b) above. During the next two years, the Company may, from time to time, require proof of the continuation of such condition and dependence. After that, the Company may require proof no more than once a year.

   The term "Child" means a Child born to, legally adopted by, or under the legal guardianship of the Employee. It also means a stepchild of the Employee living with the Employee.]





XX605482                              26                              12/20/95

DEFINITIONS

EMPLOYEE
   An Employee of the Employer in one of the Classes of Eligible Employees described in the Classes of Eligible Persons provisions. [The term does not include Employees who are part-time or temporary or who normally work less than [30] hours a week for the Employer.]

EMPLOYER
   The Employer is shown on the first page of this Certificate and is the group Policyholder.

FIXED ACCOUNT
   The account which provides for a guaranteed minimum interest rate of not less than 4% per year. Fixed Account assets are general assets of the Company and are distinguishable from those allocated to a separate account of the Company.

[FORMER INSURED DEPENDENT CHILD
   An Insured Dependent Child who: (a) no longer qualifies as a Dependent Child, and who has elected to continue his insurance under the Policy; or
   (b) is at least 22 years of age and has elected to be insured as a Former Insured Dependent Child instead of being insured as an Insured Dependent Child.]

FORMER INSURED EMPLOYEE
   An Insured Employee who no longer qualifies as such and who has elected to continue his insurance under the Policy.

[FORMER INSURED SPOUSE
   An Insured Spouse who: (a) no longer qualifies as such and who has elected to continue his insurance under the Policy; or (b) a Spouse of a Former Insured Employee who has elected to be insured under the Policy on or after the date the Insured Employee becomes a Former Insured Employee.]

FUND ACCOUNT
   An account, the value of which varies based on the net investment performance of a specific Fund, as described in the Fund Account Provisions. Assets in a Fund Account are not guaranteed.

FUND ACCOUNT VALUE
   The Cash Value portion which is determined by multiplying the number of Variable Accumulation Units in the Fund Account by the current Variable Accumulation Unit Value.

FUNDS
   One or more of CIGNA Money Market Fund, Fidelity Investment Grade Bond Portfolio, Fidelity Asset Manager Portfolio, CIGNA Index Fund, Fidelity Equity-Income Portfolio, TCI Growth, Fidelity Overseas Portfolio.

   Each Fund is an open-end management investment company, or a portfolio of an open-end management investment company, whose investment performance is used in determining the investment performance of a Fund Account under the Policy.





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
DEFINITIONS (CONTINUED)

GENERAL ACCOUNT
   The Company's general asset account in which along with other assets of the Company, assets supporting the non-variable portion of the Policy are held.

GUARANTEED ISSUE AMOUNT
   The Coverage Amount that an Insured may purchase without satisfying the Insurability Requirement. The Maximum Guaranteed Issue Amount for each Class of Insureds is specified in The Schedule. The Company reserves the right to change this amount from time to time.

INSURABILITY REQUIREMENT
   The requirement that an eligible person submit evidence of good health acceptable to the Company in order to be insured. The Company may require that the eligible person provide such evidence at his own expense. Further, the Company may require different evidence of good health for different amounts of insurance.

INSURED
   A person who is eligible for insurance in one of the Eligible Classes under the Policy, who has elected the insurance, and for whom premium has been paid and whose coverage has not ceased.

LAPSE
   The Insured's coverage ends due to insufficient Net Cash Value (See Lapse section). The insurance will remain in force, subject to the terms and conditions of the Policy, until the Net Cash Value is insufficient to cover the Monthly Deduction, as provided in the Lapse and Grace Period for Insured provisions.

[LIFE STATUS CHANGE
   A Life Status Change is defined as any of the following events:
      - marriage, legal separation, annulment, or divorce;
      - death of Employee's Spouse or Dependent Child;
      - birth, adoption or legal guardianship of a child;
      - stepchild living with the Employee; or
      - purchase of a primary home.]

LOAN ACCOUNT
   The account in which assets securing a Loan against the Certificate are held after transfer out of the Fixed Account and the Fund Accounts. The Loan Account assets are general assets of the Company and are distinguishable from those allocated to a separate account of the Company and to the Fixed Account.

LOAN BALANCE
   The sum of all loans granted under the Certificate less any loan repayments plus all unpaid interest added to the Loan Balance as provided for in the Certificate Loan provisions.

MONTHLY ADMINISTRATIVE FEES
   Two fixed monthly charges to the Certificate representing the Company's cost of administering the Certificates. These charges are set forth in the Coverage Verification Pages.





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
DEFINITIONS (CONTINUED)

MONTHLY DEDUCTION
   The Monthly Deduction means monthly charges made to the Cash Value; these charges include the cost of insurance, the Monthly Administrative Fees, and charges for any supplemental riders or benefits (see Monthly Deduction section).

NET CASH VALUE
   The Net Cash Value means the Cash Value minus any Current Outstanding Loan Balance (see Certificate Value Provisions).

NET PREMIUM PAYMENT
   The amount of a premium payment, less the premium load for taxes shown in the Coverage Verification Pages. The Net Premium Payment is the amount available for allocation to the Fixed Account and the Fund Accounts.

OWNER

   The Owner of a Certificate under a Policy on the Certificate Effective Date is the person designated as Owner in the Coverage Verification Pages. If no person is designated as the Owner, the Employee will be the Owner.


PAID-UP INSURANCE
   A life insurance policy issued by the Company or an affiliate of the Company under which no further premiums are payable but under which the insurance coverage continues in effect. For purposes of determining the Guaranteed Issue Amount and the Maximum Amount of Insurance under this Certificate, Paid-up Insurance shall mean Paid-up Insurance purchased under the Policy or a Replaced Policy.

POLICY ANNIVERSARY DATE
   The Policy Anniversary Date as stated in the Coverage Verification Pages.

POLICY EFFECTIVE DATE
   The date the Policy issued to the Policyholder becomes effective.

POLICY YEAR
   The period starting on a Policy Anniversary Date and continuing to the next Policy Anniversary Date. The initial Policy Year may be less than 12 months.

RELATED FUND
   The Fund whose investment performance is the basis for a specific Fund Account's investment performance.

REPLACED POLICY
   Any policy of group universal life insurance or group variable universal life insurance issued by the Company or an affiliate of the Company to the Employer, or to a trust to which the Employer subscribes, which policy is discontinued, or sponsorship of which policy is discontinued, within 90 days of the Policy Effective Date of this Policy.

RETIREE
   A former Employee of the Employer who has satisfied the Employer's requirements for retirement.





XX605482                               29                             12/20/95

SEPARATE ACCOUNT
   CG Variable Life Insurance Separate Account A established on May 22, 1995.

SPOUSE
   Except for the purpose of eligibility for insurance, the lawful Spouse of an Employee, including a Spouse who is legally separated, divorced, or widowed.

SUCCESSOR PLAN
   A life insurance plan available through the Employer within 90 days of termination of the Policy for which the Insureds are, or will become, eligible to obtain similar insurance.

VALUATION DAY
   Every day on which the New York Stock Exchange ("NYSE") is open for business, except any day on which trading on the NYSE is restricted, or on which an emergency exists, as determined by the Securities and Exchange Commission, so that valuation or disposal of securities is not practicable.

VALUATION PERIOD
   The period of time for which a Fund determines its net asset value; a Valuation Period is the period of time between the ends of two consecutive Valuation Days. A Valuation Period may be longer than one day.

VARIABLE ACCUMULATION UNIT
   A unit of measure used in calculating the value of each Fund Account.





XX605482                               30                             12/20/95

                                  THE SCHEDULE

LIFE INSURANCE

AMOUNTS OF INSURANCE AVAILABLE
  When applying, an applicant may elect a Coverage Amount from the Coverage Amounts available for his Eligible Class as set forth in this Schedule.



ELIGIBLE CLASS                            COVERAGE AMOUNT

Insured Employee                          An amount elected [equal to 1, 2, 3,
                                          4, or 5 times the Employee's  Annual
                                          Compensation, rounded to the next
                                          higher $10,000, if not already an
                                          even multiple of $10,000,].  The sum
                                          of the Coverage  Amount, the Paid-up
                                          Insurance, if any, and any insurance
                                          continued or converted under a
                                          Replaced Policy may not exceed the
                                          lesser of [X] times the Employee's
                                          Annual Compensation or [$1,000,000].

  Maximum Guaranteed Issue Amount         [$!]


[Insured Spouse                           An amount elected in increments of
                                          [$10,000].  The sum of the Coverage
                                          Amount, the Paid-up Insurance, if
                                          any, and any insurance continued or
                                          converted under a Replaced Policy
                                          may not exceed [an amount equal to:
                                          (a) 3 times the Employee's  Annual
                                          Compensation; or (b) $100,000,
                                          whichever is less].

  Maximum Guaranteed Issue Amount         [$!] ]



[Insured Dependent Child                  [$10,000] ]


[Former Insured Dependent Child           [$50,000] ]


Former Insured Employee                   An amount elected up to  the
                                          Insured's last Coverage Amount as an
                                          Insured Employee.





XX605482                               31                             12/20/95

                                  THE SCHEDULE

LIFE INSURANCE

AMOUNTS OF INSURANCE AVAILABLE (CONTINUED)

ELIGIBLE CLASS                            COVERAGE AMOUNT

[Former Insured Spouse and                An amount elected in increments of
  Spouse of a Former Insured Employee     [$10,000].  The sum of the Coverage
                                          Amount, the Paid-up Insurance, if
                                          any, and any insurance continued or
                                          converted under a Replaced Policy
                                          may not exceed [an amount equal to:
                                          (a) 3 times the Employee's  Annual
                                          Compensation; or (b) $100,000,
                                          whichever is less.] ]


[Retiree                                  An amount elected up to the
                                          Insured's last Coverage Amount as an
                                          Insured Employee.

  Maximum Guaranteed Issue Amount         [$!] ]


[Leave of Absence Employee                An amount elected up to the
                                          Insured's last Coverage Amount as an
                                          Insured Employee.]


GUARANTEED ISSUE AMOUNT
  The Guaranteed Issue Amount is the amount of coverage for which the applicant may become insured under the Policy without satisfying the Insurability Requirement. The Guaranteed Issue Amount is the Maximum Guaranteed Issue Amount shown above less any amount of coverage continued or converted under any Replaced Policy.

  For purposes of determining the Guaranteed Issue Amount and the Maximum Amount of Coverage, "Replaced Policy" means any policy of group universal life insurance or group variable universal life insurance issued by the Company or an affiliate of the Company to the Employer, or to a trust to which the Employer subscribes, which policy is discontinued, or sponsorship of which policy is discontinued, within 90 days of the Policy Effective Date.





XX605482                               32                             12/20/95

                                  THE SCHEDULE

AMOUNTS EXCEEDING THE GUARANTEED ISSUE AMOUNT
  If the Coverage Amount initially elected for an Insured is higher than the Guaranteed Issue Amount, he will become insured for the amount that exceeds the Guaranteed Issue Amount only if he satisfies the Insurability Requirement for that amount. Premiums paid for coverage in excess of the Guaranteed Issue Amount prior to written acceptance by the Company will be held in the Fixed Account until the excess coverage is accepted or declined. If the excess coverage is accepted, the Net Premiums will be allocated as provided for in the Allocation of Net Premium Payments provision during the next Valuation Period after the Company accepts the excess coverage. If the coverage is declined, the premiums will be returned without interest and less any Partial Surrenders and Loans plus accrued interest.

MAXIMUM AND MINIMUM AMOUNTS OF COVERAGE
  The Coverage Amount for an Insured may not, at any time, be less than [$10,000]. The Coverage Amount for an Insured Spouse or an Insured Former Spouse may not be less than [$10,000 or 50% of the Insured Employee's Coverage Amount if the Insured Employee's Coverage Amount is less than $20,000]. The sum of the Coverage Amount, any Paid-up Insurance for the [Insured Employee, or Former Insured Employee, or Retiree, or a Leave of Absence Employee], and any insurance continued or converted under a Replaced Policy may not at any time exceed the lesser of [X] times the Employee's Annual Compensation or [$1,000,000]. [The sum of the Coverage Amount, any Paid-up Insurance for the Insured Spouse, or Former Insured Spouse and any insurance continued or converted under a Replaced Policy may not at any time exceed an amount equal to: (a) 3 times the Employee's Annual Compensation; or (b) $100,000, whichever is less. The sum of the Coverage Amount and the Paid-up Insurance for a Former Insured Dependent Child may not, at any time, exceed $50,000. ]





XX605482                               33                             12/20/95

CHANGES IN COVERAGE AMOUNT

[AUTOMATIC INCREASE FEATURE
  If an Insured Employee is covered for the Automatic Increase Feature:
     - his Coverage Amount will be increased on the Policy Anniversary Date in order to maintain his elected multiple of his Annual Compensation;
     - he will not be required to satisfy the Insurability Requirement for the increased amount, provided he is in Active Service; and
     - the increase amount will be limited to [$,%!] per increase.

  When an eligible Employee becomes insured, he [will/may elect to] be enrolled for the Automatic Increase Feature [unless it is rejected.]


  When a Certificate Owner otherwise increases or decreases the Coverage Amount to an amount which is not a whole multiple of Annual Compensation, the Automatic Increase Feature will be terminated.


  If an Insured Employee is not enrolled for the Automatic Increase Feature when he first becomes insured, or if the feature is elected and later revoked, the feature may be elected at a later date. If the feature is elected at a later date, the Insured Employee must satisfy the Insurability Requirement before he is enrolled for the feature.

  [For purposes of the Automatic Increase Feature, Annual Compensation does not include commissions.] ]

INCREASES IN COVERAGE AMOUNT
  On any date while an Insured is covered, the Owner may elect to:
     - increase the Coverage Amount based on a higher multiple of the Insured Employee's Annual Compensation; or
     - increase the Insured Employee's Coverage Amount based on an increase in his Annual Compensation[; or
     - increase the Coverage Amount of an Insured Spouse, Insured Dependent Child, Former Insured Dependent Child, Former Insured Employee, Former Insured Spouse, or Retiree].

  However, the Insured will become covered for the elected higher Coverage Amount only if he satisfies the Insurability Requirement for that amount [unless the Insurability Requirement is otherwise not applicable under the Automatic Increase Feature]. The effective date of the increase will be the day the Company agrees in writing to accept the Insured for the higher Coverage Amount.

  [Within 31 days following a Life Status Change, an election may be made to increase the Insured Employee's Coverage Amount by [one times the Employee's Annual Compensation], without evidence of insurability. ]





XX605482                               34                             12/20/95

CHANGES IN COVERAGE AMOUNT

  [The Guaranteed Issue Amount applies only to initial enrollment. Unless an increase in coverage is exempted from the Insurability Requirement under the Automatic Increase Feature or, in the case of an increase of [one times the Employee's Annual Compensation] within 31 days following a Life Status Change, that increase in coverage will require evidence of insurability acceptable to the Company, regardless of whether the proposed new Coverage Amount exceeds the Guaranteed Issue Amount, if any. ]

  If an Insured Employee is not in Active Service on the date he would otherwise become insured for an increased Coverage Amount, he will become insured for the increase on the date he returns to Active Service. If he does not return to Active Service within 90 days from the date the Company agrees in writing to accept him for the higher Coverage Amount, he must again satisfy the Insurability Requirement.

  If, on the date [an Insured Spouse, Former Insured Employee, Former Insured Spouse, Former Insured Dependent Child, or Retiree] would otherwise become insured for an increased Coverage Amount: (a) he is hospitalized; and/or (b) he is unable to engage in the normal activities of a person of the same age and sex, he will become insured for the increase on the day after the conditions described under (a) and/or (b) have ended. If all of these conditions have not ended within 90 days from the date the Company agrees in writing to accept him for the higher Coverage Amount, he must again satisfy the Insurability Requirement.

DECREASES IN COVERAGE AMOUNT
  The Owner may decrease the Coverage Amount at any time by notifying the Company. The decrease in Coverage Amount will become effective on the first of the month after written notice has been received by the Company. The Company may refuse any decrease in an Insured's Coverage Amount if the Company has determined that such change would adversely affect the Policy's or the Certificate's qualification as a life insurance contract under the Internal Revenue Code. Decreases in the Coverage Amount will apply first to the most recent increase in Coverage Amount, then to successively earlier increases, then to the initially elected Coverage Amount.

PREMIUMS HELD PENDING ACCEPTANCE OF COVERAGE AMOUNT
  Premiums paid for any amount of coverage for which the Insurability Requirement must be satisfied will be held in the Fixed Account until the coverage is accepted or declined by the Company in writing. If the coverage is accepted, the Net Premium Payment will be allocated as provided for in the Allocation of Net Premium Payments provision. If the coverage is declined, the premium for that coverage will be returned without interest and less any partial surrenders and loans plus accrued interest.

MAXIMUMS AND MINIMUMS
  All changes in Coverage Amounts are subject to the Maximum and Minimum Coverage Amounts as set forth in The Schedule.





XX605482                               35                             12/20/95

INCREASES DUE TO MINIMUM COVERAGE AMOUNT PROVISIONS


  If the Cash Value increases solely as a result of increases in Variable Accumulation Unit Value and/or interest credited to the Fixed Account, and the Company determines that, as a result of such increase, the Coverage Amount must be increased to preserve the qualification of the Policy and the Certificate as life insurance under the Internal Revenue Code, evidence of insurability shall not be required for such increase.



  If, however, the Cash Value increases for any other reason, and the Company determines that as a result of such increase, the Coverage Amount must be increased to preserve the qualification of the Policy or the Certificate as life insurance under the Internal Revenue Code, evidence of insurability will be required for such increase.


  In any event, the Owner may decline the increase of the Coverage Amount if he withdraws at least an amount of Cash Value which the Company determines will avoid having the Policy or Certificate fail to qualify as life insurance under the Internal Revenue Code for the foreseeable future.





XX605482                               36                             12/20/95

ELIGIBILITY

ELIGIBLE CLASSES
  A person may be insured under only one of the Eligible Classes shown below, even though he may be eligible under more than one Class.

  INSURED EMPLOYEE
  Each Employee of the Employer in one of the Classes of Eligible Employees shown below will become eligible to be insured as an Insured Employee on the later of:
     - the Policy Effective Date; or
     - the date he becomes an Employee of the Employer in one of the Classes of Eligible Employees.

     CLASSES OF ELIGIBLE EMPLOYEES
      [Each Employee]

  [INSURED SPOUSE
  Each Spouse of an eligible Employee will become eligible to be insured as an Insured Spouse on the later of:
     - the date the Employee becomes eligible himself; or
     - the date the person becomes a Spouse of an eligible Employee;

  provided the Spouse is less than [65] years of age on that date.

  For the purpose of eligibility, the Spouse must be a lawful Spouse and not legally separated from the Employee. ]

  [INSURED DEPENDENT CHILD
  An Insured, other than an Insured Dependent Child or Former Insured Dependent Child, is eligible to elect coverage for his Dependent Child(ren) on the later of the date such Insured:
     - elects coverage for himself; or
     - acquires a Dependent Child.

  In no event will a Dependent Child be eligible to become insured under two Certificates at the same time.]

  [FORMER INSURED DEPENDENT CHILD
  An Insured Dependent Child whose coverage under the Policy would otherwise cease because he no longer qualifies as a Dependent Child will become eligible to be insured as a Former Insured Dependent Child on the date he ceases to be an Insured Dependent Child (see Continuation).

  In addition, an Insured Dependent Child whose insurance as a Dependent Child has not yet ceased and who is at least [22] years of age is eligible to be insured as a Former Insured Dependent Child.]

  FORMER INSURED EMPLOYEE
  [An Insured Employee or a Leave of Absence Employee] who no longer qualifies as such, will become eligible to be insured as a Former Insured Employee on the date he ceases to be an Insured Employee [or a Leave of Absence Employee], provided he is not eligible under any other Class.





XX605482                               37                             12/20/95

ELIGIBILITY

  [FORMER INSURED SPOUSE
  An Insured Spouse who no longer qualifies as such, will become eligible to be insured as a Former Insured Spouse on the date he ceases to be an Insured Spouse, provided he is not eligible under any other Class.

  In addition, the Spouse of a Former Insured Employee who is not insured on the date the Insured Employee becomes a Former Insured Employee, is eligible to be insured as a Former Insured Spouse, provided that the Spouse is less than [65] years of age. For the purpose of eligibility, the Spouse must be a lawful Spouse and not legally separated from the Former Insured Employee.]

  [RETIREE
  [A retired Employee of the Employer will be eligible to be insured as a Retiree on the Policy Effective Date.] An Insured Employee or a Leave of Absence Employee will be eligible to be insured as a Retiree on the date he retires as an Employee of the Employer in accordance with the Employer's requirements for retirement.]

  [LEAVE OF ABSENCE EMPLOYEE
  An Insured Employee who is on an Employer-approved leave of absence will become eligible to be insured as a Leave of Absence Employee on the date the Insured Employee's leave of absence is approved by the Employer.]





XX605482                               38                             12/20/95

EFFECTIVE DATE OF INSURANCE

[INSURED EMPLOYEE, INSURED SPOUSE, INSURED DEPENDENT CHILD, AND RETIREE] If coverage is elected before or within 31 days after the date [an Insured Employee, Insured Spouse, Insured Dependent Child, or Retiree] becomes eligible, his insurance will become effective, in an amount not to exceed the Guaranteed Issue Amount, on the later of: (a) the date he becomes eligible; or (b) the date his completed and signed application is received by the Company.

  If coverage is elected for [an Insured Employee, an Insured Spouse or a Retiree] for an amount in excess of the Guaranteed Issue Amount, he will become insured for the amount that exceeds the Guaranteed Issue Amount on the date the Company agrees in writing to insure him for that amount. The Company will require him to satisfy the Insurability Requirement before it agrees to insure him for the higher amount.

  If coverage is elected more than 31 days after [an Insured Employee, Insured Spouse, Insured Dependent Child, or Retiree] becomes eligible, he will become insured on the date the Company agrees in writing to insure him. The Company will require him to satisfy the Insurability Requirement before the Company agrees to insure him for any amount.

INSURED EMPLOYEE
  If an Employee is not in Active Service on the date his insurance would otherwise begin, he will become insured on the date he returns to Active Service. If an Employee does not return to Active Service within 90 days from the date the Company receives the completed original application, a new application, and new evidence of good health acceptable to the Company will be required.

[INSURED SPOUSE
  If, on the date insurance would otherwise become effective, a Spouse:
     1.   is hospitalized; or
     2. is confined at home under the care of a medical doctor for sickness or injury; and/or
     3. has had his level of activity significantly reduced so that he requires human supervision or assistance to perform any of the following Activities of Daily Living: (a) mobility; (b) transferring;
          (c) feeding; (d) dressing; or (e) toileting; which another person of the same age and sex could normally perform; and/or
     4. is receiving any disability benefits from any source due to any sickness or injury;

  his insurance will begin on the day after all of the conditions set forth under 1, 2, 3, and 4 (above) have ended. If all of these conditions have not ended within 90 days from the date the Company receives the completed original application, a new application and new evidence of good health acceptable to the Company will be required.]

[INSURED DEPENDENT CHILD
  If, on the date his insurance would otherwise begin, a Dependent Child: (a) is hospitalized; or (b) is confined at home under the care of a medical doctor for sickness or injury, his insurance will begin on the day after all of the conditions described under (a) or (b) have ended. If all of these conditions have not ended within 90 days from the date the Company receives the completed original application, a new application and new evidence of good health acceptable to the Company will be required.]





XX605482                               39                             12/20/95

EFFECTIVE DATE OF INSURANCE

  If coverage for a Dependent Child is in force and the Employee acquires another Dependent Child, coverage for that Child will become effective on the later of: (a) the date the Child is 15 days old; or (b) in the case of adoption, the first day of any waiting period prior to the finalization of the Child's adoption. Notice must be given to the Company within 31 days of birth or adoption.]

[FORMER INSURED DEPENDENT CHILD
  If an Insured Dependent Child elects to be insured as a Former Insured Dependent Child, his insurance will become effective on the date his coverage as an Insured Dependent Child ceases, provided the required premium is paid to the Company within 15 days of such date.

  If an Insured Dependent Child does not elect to be insured as a Former Insured Dependent Child within 90 days after he becomes eligible, he will not be eligible to elect this coverage at a later date.

  If, on the date he becomes insured as a Former Insured Dependent Child, he:
  (a) is hospitalized; and/or (b) is confined at home under the care of a medical doctor for sickness or injury, he will not be insured for any Coverage Amount in excess of his existing Coverage Amount until the day after all of the conditions described under (a) and (b) have ended.

  In addition, an Insured Dependent Child, whose insurance as a Dependent Child has not yet ceased, has the option to elect to be insured as a Former Insured Dependent Child instead of being insured as an Insured Dependent Child, provided he is at least [22] years of age. The Effective Date of Insurance for such Former Insured Dependent Child will be the later of: (a) the first day of the month after he elects the coverage as a Former Insured Dependent Child; or (b) the date the required premium is paid to the Company.]

[FORMER INSURED SPOUSE
  For the purpose of determining the Effective Date of Insurance for a Spouse who is not insured on the date the Insured Employee becomes a Former Insured Employee or a Retiree, and who becomes insured as a Spouse of a Former Insured Employee, the provisions shown for an Insured Spouse in the Effective Date of Insurance section will apply.]

[RETIREE
  If coverage for a Retiree is elected before or within 31 days after he becomes eligible as a Retiree, his insurance will become effective on the later of: (a) the date he becomes eligible; or (b) the date the completed and signed application is received by the Company.

  If the Owner does not elect to insure the Retiree within 31 days after he becomes eligible as a Retiree, the Owner may not elect this coverage at a later date.]





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
EFFECTIVE DATE OF INSURANCE (CONTINUED)

[LEAVE OF ABSENCE EMPLOYEE
  The Effective Date of Insurance for a Leave of Absence Employee will be the later of: (a) the date the Employer approves his leave of absence; or (b) the date the Employee begins his leave of absence, provided the required premium is paid directly to the Company within the grace period.

  A Leave of Absence Employee must apply to return to Insured Employee status within 31 days of his return to Active Service. If a Leave of Absence Employee applies to return to Insured Employee status more than 31 days after his return to Active Service, he must satisfy the Insurability Requirement before the Company agrees to insure him.]





XX605482                               41                             12/20/95

LIFE INSURANCE BENEFIT

DEATH BENEFIT
  If an Insured dies, the Company will pay the Death Benefit in effect on the date of death. The Death Benefit will be paid in a lump sum to the Insured's Beneficiary as soon as due proof of death is received by the Company. The Death Benefit will be an amount equal to the greater of:
     - the Insured's Coverage Amount on the date of death plus the Net Cash Value, if any; or
     - an amount that, as determined by the Company, is required to preserve the qualification of the Policy as a life insurance policy under the Internal Revenue Code less any Current Outstanding Loan Balance.

  The Death Benefit will be reduced by any accelerated payment benefit previously paid under the Policy and by any amounts due the Company under the Policy.

  If proceeds are not paid within 30 days of receipt of due proof of death, the Company will pay interest from the date of death to the date of payment at the rate of [X%] or any other rate required by law.





XX605482                               42                             12/20/95

MINIMUM DEATH BENEFIT
  The Minimum Death Benefit allowable at any time under this Certificate ("Minimum Death Benefit") is a percentage of the Cash Value. The Minimum Death Benefit depends on the Attained Age of the Insured and is given in the following table:

TABLE OF MINIMUM DEATH BENEFITS

====================================================================
  ATTAINED AGE    PERCENTAGE OF    ATTAINED AGE    PERCENTAGE OF
   OF INSURED     CASH VALUE        OF INSURED     CASH VALUE
--------------------------------------------------------------------
   40 or less          250%             61              128%
--------------------------------------------------------------------
       41              243%             62              126%
--------------------------------------------------------------------
       42              236%             63              124%
--------------------------------------------------------------------
       43              229%             64              122%
--------------------------------------------------------------------
       44              222%             65              120%
--------------------------------------------------------------------
       45              215%             66              119%
--------------------------------------------------------------------
       46              209%             67              118%
--------------------------------------------------------------------
       47              203%             68              117%
--------------------------------------------------------------------
       48              197%             69              116%
--------------------------------------------------------------------
       49              191%             70              115%
--------------------------------------------------------------------
       50              185%             71              113%
--------------------------------------------------------------------
       51              178%             72              111%
--------------------------------------------------------------------
       52              171%             73              109%
--------------------------------------------------------------------
       53              164%             74              107%
--------------------------------------------------------------------
       54              157%           75 - 90           105%
--------------------------------------------------------------------
       55              150%             91              104%
--------------------------------------------------------------------
       56              146%             92              103%
--------------------------------------------------------------------
       57              142%             93              102%
--------------------------------------------------------------------
       58              138%             94              101%
--------------------------------------------------------------------
       59              134%           95 - 99           100%
--------------------------------------------------------------------
       60              130%
====================================================================

NOTE:  See Increases Due to Minimum Death Benefit Provisions.


The Company reserves the right to increase the Coverage Amount, to reject Cash Value contributions, or return Cash Value to the extent necessary to preserve qualification of the Policy and/or Certificate as a life insurance contract under the Internal Revenue Code.






XX605482                               43                             12/20/95

PREMIUM PAYMENTS

PREMIUMS

  Premiums may be paid on a periodic or a lump-sum basis. If the Insured or Owner is an Employee, premium payments may be paid through payroll deduction. In all other cases, premiums will be paid directly to the Company and will be billed by the Company on a quarterly, semi-annual, or annual basis. Premium shall be considered received under the Policy only when actually received by the Company at the offices of the Customer Service Center designated in the Coverage Verification Pages, and not when received by the Policyholder, Employer, or any other agent, broker, or third party administrator. Premiums may not exceed an amount that, in the Company's opinion, is required to preserve the qualification of the Policy and/or Certificate as a life insurance contract under the Internal Revenue Code without regard to the Minimum Death Benefit provision, and/or to prevent the Policy and/or Certificate from being treated as a Modified Endowment Contract under the Internal Revenue Code. (See Qualification under Internal Revenue Code section.)


  The first premium payment will be due on the Certificate Effective Date. Lump sum premiums must be at least [$25.00] each.

  Unless otherwise specified by the Owner, if there is any indebtedness, any lump sum payments made on the Policy will be used first as a Loan repayment with any excess treated as lump sum premium payments.

ALLOCATION OF NET PREMIUM PAYMENTS
  Net premium payments shall be allocated to the Fixed Account and/or to the Fund Accounts as directed by the Owner, subject to the Limits on Allocation of Net Premium Payments provision set forth below. The Net Premium Payment associated with the initial premium payment will be allocated in accordance with the allocation percentages specified in the application, within three business days of the later of expiration of the 30-Day Right to Examine period, the Effective Date of Coverage, the Company's written acceptance of coverage in excess of the Guaranteed Issue amount, or the date the premium is actually received by the Company. Subsequent Net Premium Payments will be allocated on the same basis as the most recent previous Net Premium Payment unless the Company is otherwise instructed in writing to change the allocation percentages. A change in the allocation percentages may be made by telephone if such telephone changes have previously been authorized in writing. The Company will not be legally responsible for: (a) any liability if acting in good faith upon any change in allocation instructions given by telephone; or (b) for the authenticity of such instructions. If the Owner has not directed the Company as to allocation of Net Premium Payments, all Net Premium Payments will be allocated to the Fixed Account.

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS
  There is no minimum allocation percentage to the Fixed Account or a Fund Account; however, all allocations must be made in 5% increments and in aggregate must total 100%. Premium payments will be allocated net of the Premium Load for Taxes specified in the Coverage Verification Pages.





XX605482                               44                             12/20/95

INTERRUPTIONS OF PREMIUM PAYMENTS
  If the Owner ceases to pay (or have paid) the periodic premium payments or lump sum premiums, the insurance will remain in force, subject to the terms and conditions of the Policy, by continuing to deduct the Monthly Deduction from the Cash Value. The insurance will remain in force, subject to the terms and conditions of the Policy, until the Net Cash Value is insufficient to cover the Monthly Deduction, as provided in the Lapse and Grace Period for Insured provisions.

GRACE PERIOD FOR INSURED
  If the Net Cash Value for any Insured on the date that a Monthly Deduction is due is less than the required Monthly Deduction, a Grace Period for Insured of at least 61 days will be granted to the Owner to pay a premium sufficient to cover the required Monthly Deductions for the next premium payment period. If such premium is not paid within the Grace Period for Insured, the coverage will Lapse without value at the end of the Grace Period for Insured.

  At least 61 days before the end of the Grace Period for Insured, the Company will notify the Owner that there is insufficient Net Cash Value to cover the next Monthly Deduction. Failure to give notice will not extend the Death Benefit beyond the grace period. If the Insured dies during the Grace Period for Insured, the Company will deduct any overdue Monthly Deduction from the Death Benefit payable.





XX605482                               45                             12/20/95

FUND ACCOUNT PROVISIONS

SEPARATE ACCOUNT AND FUND ACCOUNTS
  Assets accumulated by the Company under the Policy and other variable life insurance policies on a variable basis are held in the Separate Account designated in the Coverage Verification Pages. The Separate Account was established by a resolution of the Company's Board of Directors as a separate account under the governing laws of Connecticut, the Company's state of domicile, and registered as a unit investment trust under the Investment Company Act of 1940 (the "Act"). Under Connecticut law, the Separate Account assets (except assets in excess of its reserves and other contractual liabilities) cannot be charged with the general liabilities of the Company. The Separate Account assets are owned and controlled exclusively by the Company, and the Company is not a trustee with respect to these assets.

  The Separate Account's assets are invested in shares of Funds made available as funding vehicles under the Policy. For each Fund that is offered as a funding vehicle, the Company maintains Variable Accumulation Units whose values reflect the investment performance of the Fund.

  Each Fund Account Value under this Certificate reflects the aggregate number of Variable Accumulation Units for the Related Fund purchased by the Owner. Variable Accumulation Units are purchased by the Owner through allocation of Net Premium Payments, or transfer of Fixed, Loan, or other Fund Account Values to the Fund Account. Variable Accumulation Units for different Funds will have different values due to the differing investment performances of the Funds.

  The Company reserves the right to take certain actions in connection with the operation of the Separate Account. Any such actions will be taken in accordance with applicable laws (including obtaining any required regulatory approvals). Specifically, the Company reserves the right to:
       -  add, combine, or remove any Fund Account,
       -  create new Separate Accounts,
       - combine the Separate Account with one or more other separate accounts,
       - operate the Separate Account as a management investment company under the Act or in any other form permitted by law,
       -  deregister the Separate Account under the Act,
       - manage the Separate Account under the direction of a committee or discharge such committee at any time,
       - transfer any assets in any Fund Account to another Fund Account, or to one or more separate accounts or to our general account, and
       - to take any actions necessary to comply with, or to obtain and continue any exemptions from, the Act.

  The assets of the Separate Account shall be valued as often as policy benefits vary, but no less often than monthly.





XX605482                               46                             12/20/95

INVESTMENT RISK
  Each Fund Account's value is always determined by the number and value of the Variable Accumulation Units for the Related Fund held by the Owner under the Certificate. The change in value of the Variable Accumulation Units for each Fund is always determined by the Fund's share values, the per share mortality and expense charges under the Policy, and the per share charges or credits for taxes attributable to the operation of the Separate Account. Fund Share values may vary reflecting the risks of changing economic conditions and the ability of a Fund's investment adviser to manage that Fund and anticipate changes in economic conditions. The Owner bears the entire investment risk of gain or loss of Fund Account assets.

INVESTMENTS OF THE FUND ACCOUNT ASSETS
  All amounts allocated to a Fund Account will be used to purchase Variable Accumulation Units for the Related Fund. Each Fund is registered and regulated under the Act as an open-end management investment company or a portfolio of an open-end management investment company.

  All Funds available as funding vehicles under the Policy as of the Certificate Effective Date are listed in the application for the Certificate and in the Coverage Verification Pages. The Company may add or delete Funds at any time or may change Funds in accordance with the Substitution or Elimination of Securities provision.

  Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at the then current net asset value. Deductions by the Company from a Fund Account for taxes attributable to operation of the Separate Account and for mortality and expense charges will be made by redeeming a number of Fund shares at the then current net asset value equal in total value to the amount to be deducted. Such reinvestment and deductions will affect the value, but not the number, of the Variable Accumulation Units for the Related Fund held by the Owner in the Fund Account.

SUBSTITUTION OR ELIMINATION OF SECURITIES
  Shares of a particular Fund may not always be available for purchase or the Company may decide that further investment in a Fund is no longer appropriate in view of the purposes of the Separate Account or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another registered open-end investment company or unit investment trust may be substituted both for Fund shares already purchased and/or for purchase in the future, provided that these substitutions meet applicable Internal Revenue Service diversification guidelines and any necessary regulatory or other approvals of such substitutions have been obtained. In the event of any substitution pursuant to this provision, the Company may make appropriate amendment(s) to the Policy to reflect the substitution.





XX605482                               47                             12/20/95

TRANSFER PRIVILEGE
  At any time while the Policy is in effect, other than during the 30-Day Right to Examine period, the Owner may transfer all or part of the Fund Account Values to the Fixed Account and/or to one or more of the Fund Accounts then available under the Policy. The Owner may transfer part of the Fixed Account Value to one or more Fund Accounts, subject to the provisions set forth below. Transfers may be made in writing, or by telephone if telephone transfers have been previously authorized in writing. Transfer requests must be received at the Customer Service Center prior to the time of day set forth in the prospectus on a day on which the New York Stock Exchange ("NYSE") is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. The Company will not be legally responsible for: (a) any liability if acting in good faith upon any transfer instructions given by telephone; or (b) for the authenticity of such instructions.

  Transfers involving Fund Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Fund Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit Values of the applicable Fund Account determined as of the end of the Valuation Period in which the transfer is effective. Transfers to the Fixed Account will earn interest as specified under the Fixed Account Value provision.

  Unless otherwise changed by the Company to be less restrictive, transfers shall be subject to the following conditions: (a) Up to [12] transfers may be made during any Policy Year without charge; however, for each transfer in excess of [12], a transfer fee as set forth in the Coverage Verification Pages will be deducted on a pro rata basis from the Fixed Account and/or Fund Accounts from which the transfer is being made; (b) No Partial Surrender transaction fee will be imposed as a result of the transfer; (c) The amount being transferred may not be less than [$250] unless the entire value of a Fund Account is being transferred; (d) The amount being transferred may not exceed the Company's maximum amount limit then in effect; (e) Transfers among the Fund Accounts or from a Fund Account to the Fixed Account can be made at any time; (f) Transfers from the Fixed Account are subject to the Limits on Transfers provision as set forth below; (g) Any value remaining in the Fixed Account or a Fund Account following a transfer may not be less than [$250];
  (h) Transfers involving Fund Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds.

  Any transfer made which causes the remaining aggregate value of Variable Accumulation Units for a Fund Account to be less than $250 will result in those remaining Variable Accumulation Units being transferred as a part of the requested transfer.

LIMITS ON TRANSFERS
  Transfers from the Fixed Account may only be made during the 30-day period following each Policy Anniversary Date and are subject to a maximum aggregate annual limit of [25%] of the Fixed Account Value as of that Policy Anniversary Date. Additionally, the Company has the right to limit the dollar amount of such transfers. Additional limitations on transfers are set forth in the Transfer Privileges provision.





XX605482                               48                             12/20/95

CERTIFICATE VALUE PROVISIONS

CASH VALUE
  The Cash Value at the end of any day (after the NYSE closing time) equals:
     a)   The Fixed Account Value at the end of that day; plus
     b)   The Loan Account Value at the end of that day; plus
     c)   The sum of the Fund Account Values at the end of that day.

FIXED ACCOUNT VALUE
  The Fixed Account Value at the end of the day preceding the Certificate Effective Date is zero.

  The Fixed Account Value at the end of any subsequent day equals:
     a)   The Fixed Account Value at the end of the preceding day; plus
     b) All portions of Net Premium Payments allocated to the Fixed Account during that day; plus
     c) All amounts transferred into the Fixed Account from Fund Accounts or the Loan Account; minus
     d) All amounts charged to the Fixed Account during that day to pay all or part of any Monthly Deductions due under this Certificate; minus
     e) All amounts transferred out of the Fixed Account during that day for Surrenders, Partial Surrenders, Loans, or Fund Transfers; minus
     f) All amounts charged to the Fixed Account during that day to pay all or part of any transaction fees or other charges due under this Certificate; plus
     g)   Interest accrued on the sum of a) minus d) minus e) minus f).

Interest will accrue on the Fixed Account daily at a rate which will be the greater of:
     - 4% effective annual yield (.010746% compounded daily); or
     - a rate determined by the Company from time to time. Such rate will be established on a prospective basis.

  The rate to be credited will be announced by the Company from time to time.

LOAN ACCOUNT VALUE
  The Loan Account Value will be equal to the sum of all amounts transferred into the Loan Account as provided for under this Certificate, plus interest credited to the Loan Account daily at a rate which will produce an effective annual yield of not less than 6%.

FUND ACCOUNT VALUE
  Each Fund Account Value during any Valuation Period shall be determined by multiplying the number of Variable Accumulation Units held in such Fund Account under this Certificate at the end of the Valuation Period by the Variable Accumulation Unit Value for that Fund Account during the Valuation Period.





XX605482                               49                             12/20/95

CREDITING AND CANCELLING VARIABLE ACCUMULATION UNITS
  The number of Variable Accumulation Units in a Fund Account will be increased to reflect portions of Net Premium payments allocated to that Fund Account and to reflect amounts transferred to that Fund Account from the Fixed Account, the Loan Account, or from other Fund Accounts. The number of Variable Accumulation Units in the Fund Account will be decreased to reflect portions of the Monthly Deduction, Transaction Fees, or other charges which are charged to a Fund Account as provided for in this Certificate. The number of Variable Accumulation Units in a Fund Account will also be decreased when funds are transferred out of the Fund Account for Surrenders, Partial Surrenders, Loans, Fund Transfers, or such other transfers as are provided for in this Certificate. The number of Variable Accumulation Units to be credited or charged to a Fund Account is determined by dividing the dollar amount credited or charged to the particular Fund Account by the Variable Accumulation Unit Value for the particular Fund Account for the Valuation Period during which the change in the number of Variable Accumulation Units will occur.

VARIABLE ACCUMULATION UNIT VALUE
  The Variable Accumulation Unit Value for each Fund Account was established at $10.00 for the first Valuation Period of the particular Fund Account. The Variable Accumulation Unit Value for that Fund Account for any subsequent Valuation Period is determined by multiplying the Variable Accumulation Unit Value for that Fund Account for the immediately preceding Valuation Period by the Net Investment Factor for that Fund Account for the current Valuation Period. The Variable Accumulation Unit Value may increase, decrease or remain constant from Valuation Period to Valuation Period.

NET INVESTMENT FACTOR
  The Net Investment Factor is an index applied to measure the investment performance of a Fund Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to 1.0; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

  The Net Investment Factor for any Fund Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

  (a) is the net result of:

     (1) the net asset value (as described in the prospectus for the Fund) of a share of the Related Fund determined as of the end of the Valuation Period; plus

     (2) the per-share amount of any dividend or other distribution declared by the Related Fund if the date occurs during the Valuation Period; plus or minus

     (3) a per-share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Separate Account;





XX605482                               50                             12/20/95

CERTIFICATE VALUE PROVISIONS

  (b) is the net asset value of a share of the Related Fund determined as of the end of the preceding Valuation Period; and

  (c) is the asset charge determined by the Company for the Valuation Period to reflect the charges for assuming the mortality and expense risks.

  The asset charge factor for any Valuation Period is equal to the daily asset charge rate multiplied by the number of 24-hour periods in the Valuation Period multiplied by the Fund Account's value as of the end of the preceding Valuation Period. The daily asset charge rate will be determined annually by the Company, but in no event may it exceed the maximum specified in the Coverage Verification Pages.

MONTHLY COST OF INSURANCE RATES
  The Monthly Cost of Insurance Rates are based on the Insured's Attained Age, the type of benefit, the size and type of group, gender mix of the group, expectations of participation, the Eligible Class of Insured, experience and persistency of the group, federal and state taxes, rating classes, expectations due to future mortality, and whether premiums for that Insured are paid directly to the Company or through payroll deductions. Adjustments in the Monthly Cost of Insurance Rates may be made by the Company from time to time, but not more than once a year, and will apply to Insureds of the same Eligible Class. Under no circumstances will the Monthly Cost of Insurance Rates for Life Insurance ever be greater than those shown in the Table of Guaranteed Maximum Life Insurance Rates. Such guaranteed maximum rates are based on 150% of the 1980 Commissioners Standard Ordinary Male Mortality Table (age last birthday).

MONTHLY DEDUCTION
  The Monthly Deduction will be due on the first of each calendar month and will be deducted from the Fixed Account and the Fund Accounts. The Monthly Deduction will be the sum of:
     - the Monthly Cost of Insurance Rate for life insurance, based on the Insured's Attained Age, multiplied by the Coverage Amount on that date; and
     - the Monthly Cost of Insurance Rate for additional benefits, if any, multiplied by the Insured's Coverage Amount for each such additional benefit; and
     - the Monthly Cost of Insurance Rate for all Insured Dependent Children, if Dependent Child coverage is elected, multiplied by the Insured Dependent Child Coverage Amount; and
     - the Monthly Administrative Fees as set forth in the Coverage Verification Pages.

  The Monthly Administrative Fees may be different for each Eligible Class of
  Insureds.   A Monthly Administrative Fee will be charged to each Certificate.

  An additional Monthly Administrative Fee will be charged to each Certificate with an accumulated Cash Value in any Fund Account. This additional Monthly Administrative Fee will be waived for each month in which the Certificate's Net Cash Value is greater than $10,000.





XX605482                               51                             12/20/95

CERTIFICATE VALUE PROVISIONS

  The Monthly Administrative Fees may change from time to time. The maximum amounts of these Monthly Administrative Fees are set forth in the Coverage Verification Pages.

  The amount of the Monthly Deduction will be deducted from the Fixed Account and each Fund Account in the same proportion that the value of each account bears to the sum of the Fixed Account Value and the Fund Account Values as of the date on which the deduction is made.

NET CASH VALUE
  The Net Cash Value at the end of any day (after the NYSE closing time) equals:
      a) the Cash Value at the end of that day; minus
      b) the Current Outstanding Loan Balance at the end of that day.

  The Current Outstanding Loan Balance equals the current Loan Balance plus all interest accrued but not paid.

LAPSE (INSUFFICIENT NET CASH VALUE)
  If the Net Cash Value on any date is insufficient to cover any due but unpaid Monthly Deduction, the insurance for that person and any riders will terminate at the end of the Grace Period for Insured. This termination will be termed a Lapse under the Policy.

BASIS OF COMPUTATIONS
  A detailed statement of the method of computing all values under this Certificate will be filed with the insurance department of any jurisdiction where required.





XX605482                               52                             12/20/95

SURRENDERS, LOANS AND REINSTATEMENT PROVISIONS

SURRENDER
  The Owner may terminate his insurance and Surrender the Certificate at any time by submitting a written request in a form acceptable to the Company along with his Certificate, including the Coverage Verification Pages. Upon Surrender, the Owner will receive the Net Cash Value as of the date of Surrender, less any applicable Surrender fee and less any other amounts due the Company under this Certificate.

  The Company will charge a transaction fee as set forth in the Coverage Verification Pages for Surrender and the transaction fee will be deducted from the amount of the Surrender received by the Owner.

  Payment of the proceeds of a Surrender is subject to the Deferment of Payments provision of this Certificate.

PARTIAL SURRENDER
  A Partial Surrender may be elected by the Owner on any day while this Certificate is in effect by submitting a signed written request in a form satisfactory to the Company. The amount of the Partial Surrender must be at least [$250] and may not exceed 90% of the Net Cash Value at the time such Partial Surrender is processed by the Company.

  When a Partial Surrender is made, the amount of the Partial Surrender will be deducted from the Fixed Account and the Fund Accounts. Unless the Company and the Owner agree otherwise, the amount of the Partial Surrender will be charged to the Fixed Account and the Fund Accounts in shares that reflect the same proportion to the amount of the Partial Surrender as each of such accounts bears to the sum of the Fixed Account Value and the Fund Account Values.

  The Company will charge a transaction fee as set forth in the Coverage Verification Pages for each Partial Surrender and the Company reserves the right to limit the number of Partial Surrenders in a 12-month period. The transaction fee will be deducted from the amount of the Partial Surrender received by the Owner.

  Payment of Partial Surrender amounts is subject to the Deferment of Payments provision of this Certificate.

LOAN PROVISIONS
  Provided there is sufficient Net Cash Value as specified below, the Company will grant a Loan against an Insured's Cash Value. The Owner will be required to sign a proper Loan agreement, including an Assignment of the Certificate to the Company, in a form approved by the Company, and such other documents as may be required by the Company at the time. The Insured's Cash Value will be the security for the Loan and for any accrued interest not yet paid to the Company. The minimum Loan amount is [$250]; however, the Company reserves the right to change this amount from time to time.





XX605482                               53                             12/20/95

SURRENDERS, LOANS AND REINSTATEMENT PROVISIONS

  The Company will not grant a Loan in an amount that exceeds 90% of the Net Cash Value at the time the Loan is processed. Further, the Company will not grant a Loan which would require that the Loan Account Value be greater than 90% of the Cash Value.

  The payment of the Loan amount is subject to the Deferment of Payment provisions of this Certificate.

  Interest will accrue daily on the Loan Balance at a rate which will produce an effective annual yield of 8%. Accrued Loan interest is due and payable to the Company on the Policy Anniversary Date or upon Surrender or termination of the Certificate or as otherwise agreed by the Owner and the Company. Interest which remains unpaid 30 days after it becomes due and payable will be added to the Loan Balance as of the date upon which it was payable.

  The Loan Balance shall equal, at any time, the sum of all Loans granted under the Certificate, less any Loan repayments, plus all unpaid interest added to the Loan Balance as described above.

  The Current Outstanding Loan Balance shall equal the current Loan Balance plus all interest accrued but not yet payable on the Loan Balance.

  Unless otherwise agreed between the Owner and the Company, the amount of any such Loan will be transferred into the Loan Account from the Fixed Account and each of the Fund Accounts in amounts that reflect the same proportion to the amount of the Loan as the value of each of such accounts bears to the sum of the Fixed Account Value and the Fund Account Values. Additional amounts will be transferred to the Loan Account as additional Loans are made and as interest is added to the Loan Balance.

  Upon Surrender, payment of the Death Benefit under the Certificate, or termination of the Certificate for any other reason, the Loan Account will be paid to the Company in repayment of the Current Outstanding Loan Balance. To the extent the Current Outstanding Loan Balance exceeds the Loan Account Value upon such Surrender, payment of the Death Benefit, or termination for any other reason, the excess will be deducted from the Cash Value or reduce the payment of proceeds under the Certificate.

  The Current Outstanding Loan Balance may be repaid in full or in part at any time during the lifetime of the Insured; however, the minimum Loan repayment amount is [$25.00] or the amount of the Current Outstanding Loan Balance, if less. The amount of any Loan repayment will be transferred from the Loan Account into the Fixed Account and the Fund Accounts in the proportion in which current Net Premium Payments are being allocated to those accounts, unless otherwise agreed to in writing by the Owner and the Company.





XX605482                               54                             12/20/95

REINSTATEMENT
  If an Insured's coverage has Lapsed, it may be reinstated at any time prior to three years after the date of Lapse if:
     - the Insured's Certificate has not been Surrendered; and
     - a written request for Reinstatement and a new application form are sent to the Company; and
     - at his own expense, satisfactory evidence of good health is submitted to the Company; and
     - premiums are paid equal to two times the Monthly Deduction; and
     - the Current Outstanding Loan Balance plus interest accrued from date of Lapse is reinstated if not paid.

  The effective date of the reinstated coverage will be the date the Company agrees in writing to accept the Insured.

  If an Insured's coverage Lapses while on an Employer-approved leave of absence under the Family and Medical Leave Act, it may be reinstated within 31 days of returning to Active Service without providing evidence of good health. Reinstatement will be subject to new incontestability and suicide periods.





XX605482                               55                             12/20/95

TERMINATION PROVISIONS

INDIVIDUAL TERMINATIONS
  The insurance on [an Insured Employee, Insured Spouse, Former Insured Employee, Former Insured Spouse, Former Insured Dependent Child, Retiree, and Leave of Absence Employee] will cease on the earliest date below:
     - the date the Policy terminates, if no continuation is specifically provided for in the Continuation section of the Policy; or
     - the date the Insured's coverage Lapses; or
     - the date the Insured's Certificate is Surrendered; or
     - the date the Insured is no longer eligible for the Class in which he was insured, if no continuation is specifically provided for in the Continuation section of the Policy; or
     - the date of death of the Insured.

  If the Policy terminates or the Insured ceases to qualify for his Eligible Class, and continuation of coverage is not specifically provided for in the Continuation Provisions, the Insured's coverage may be converted as provided in the Conversion Privilege section. If the Insured's coverage Lapses or is Surrendered, neither Continuation nor Conversion is available.

  [The insurance on an Insured Dependent Child will cease on the earliest date below:
     - the date of Individual Termination (as described above) of the Certificate of Insurance under which the Dependent Child is insured;
       or
     - the date the Owner terminates the coverage for the Insured Dependent Child; or
     - the first of the month after the date the Insured Dependent Child is no longer eligible for the insurance as a Dependent Child; or
     - the date the Insured Dependent Child becomes the Owner of his own Group Variable Universal Life Insurance Certificate; or
     - the date of death of the Insured Dependent Child.]

POLICY TERMINATION
  The Employer may terminate the Policy by giving the Company written notice 60 days before the termination date. The Company may terminate the Policy by giving the Employer written notice 60 days before the termination date.

  The Employer will give written notice of termination to the Owners at least 31 days before the termination date. No additional persons will be insured under the Policy after the termination date; however, persons insured under the Policy on the termination date may continue their coverage as provided
  for in the Continuation section.    All premium payments will then be payable
  directly to the Company.

  Notwithstanding the above, [an Insured Employee, Former Insured Employee, Insured Spouse, and Former Insured Spouse] who continues his coverage after termination of the Policy may insure his Dependent Child(ren), subject to the terms and conditions set forth herein.

  The Employer will furnish all necessary data to the Company, including the current addresses for all Insureds, as of 31 days prior to termination, and shall continue to provide the Company any information and data which the Company reasonably determines it may need to meet its obligations under the Policy until such obligations are ended.





XX605482                               56                             12/20/95

CONTINUATION PROVISIONS

LOSS OF ELIGIBILITY
  If an Insured Employee ceases to be eligible as an Insured Employee, his coverage continues [if any of the following events occurs:
     - he becomes eligible as a Retiree, in which case he continues as a Retiree with up to [$!] of his Coverage Amount or multiple of his Annual Compensation; or]
  [ - he becomes eligible as a Leave of Absence Employee, in which case he continues as a Leave of Absence Employee with up to [$!] of his Coverage Amount or multiple of his Annual Compensation; or]
     - he becomes eligible as a Former Insured Employee, in which case he continues as a Former Insured Employee with up to [$!] of his Coverage Amount or multiple of his Annual Compensation.

  [If an Insured Spouse ceases to be eligible as an Insured Spouse, his coverage continues if any of the following events occurs:
     - the Employee terminates employment with the Employer, in which case the Insured Spouse continues as a Former Insured Spouse with up to [$!] of his Coverage Amount; or
     - the Employee dies, in which case the Insured Spouse continues as a Former Insured Spouse with up to [$!] of his Coverage Amount; or
     - the Insured Spouse is no longer married to the Employee, in which case the Insured Spouse continues as a Former Insured Spouse with up to [$!] of his Coverage Amount.

  [An Insured Dependent Child's coverage continues if the Insured Employee or Insured Spouse through whom he became insured is eligible to continue coverage.]

  [If a Leave of Absence Employee ceases to be eligible as a Leave of Absence Employee, his coverage continues if any of the following events occurs:
     - he becomes eligible as a Retiree, in which case he continues as a Retiree with up to [$!] of his Coverage Amount or multiple of his Annual Compensation; or
     - he becomes eligible as a Former Insured Employee, in which case he continues as a Former Insured Employee with up to [$!] of his Coverage Amount or multiple of his Annual Compensation; or
     - he becomes eligible as an Employee, in which case he continues up to 100% of his Coverage Amount.]





XX605482                               57                             12/20/95

POLICY TERMINATION
  If the Policy terminates and the Insured Employee is not eligible for coverage under a Successor Plan, he continues as a Former Insured Employee, with up to [$!] of his Coverage Amount or multiple of his Annual Compensation.

  [If the Policy terminates and the Insured Spouse is not eligible for coverage under a Successor Plan, he continues as a Former Insured Spouse, with up to [$!] of his Coverage Amount.]

  [If the Policy terminates and the Leave of Absence Employee is not eligible for coverage under a Successor Plan, he continues as a Former Insured Employee, with up to [$!] of his Coverage Amount or multiple of his Annual Compensation.]

  If the Policy terminates and [a Former Insured Employee, Former Insured Spouse, Former Insured Dependent Child, or Retiree] is not eligible under a Successor Plan, [each] continues as an Insured in the same Eligible Class, with up to [$!] of his Coverage Amount or multiple of his Annual Compensation.

  If the Policy terminates and the Insured is eligible for coverage under a Successor Plan, he may not continue coverage under the Policy.

NET CASH VALUE $250 OR GREATER
  If the above Continuation Provisions do not provide for continuation of coverage under this Certificate, but the Net Cash Value under this Certificate is [$250] or greater, the coverage under this Certificate continues. [An Insured Employee, a Leave of Absence Employee, a Retiree, or a Former Insured Employee] will continue as a Former Insured Employee; [an Insured Spouse or a Former Insured Spouse will continue as a Former Insured Spouse; and a Former Dependent Child will continue as a Former Dependent Child.]





XX605482                               58                             12/20/95

[CONVERSION PROVISIONS

CONVERSION PRIVILEGE
  If all or part of the Coverage Amount for an Insured ends because the Insured ceases to be a member of an Eligible Class, the Owner may convert up to the amount of insurance which ends, less any amount which the Insured becomes eligible to continue or replace under the Policy or under a Successor Plan.

  If coverage for an Insured ends because the Policy terminates and the individual has been insured under the Policy for at least three years, the Owner may convert up to [$10,000], less any amount which the Insured becomes eligible to continue or replace under the Policy or under a Successor Plan.

  To convert, the Owner may apply for any type of life insurance currently being issued by the Company at the age and in the amount applied for, except that the new insurance may not:
     - be term insurance; or
     - contain disability or any other supplemental benefits.

  To apply for conversion insurance, the Owner must, within 31 days after coverage under the Policy ends:
     - submit an application to the Company; and
     - pay the required premium.

  Conversion coverage will become effective on the 31st day after the date coverage under the Policy ends, provided: (a) the application has been received by the Company; and (b) the required premium has been paid. Evidence of insurability will not be required for the converted amount.

  Premium for the conversion insurance will be based on:
     - the age and class of risk of the Insured; and
     - the type and amount of coverage issued.

  If the Insured dies during the 31-day conversion period, life insurance benefits will be paid under the group Policy, regardless of whether he applied for conversion insurance. If a conversion policy is issued, it will replace coverage for that type and amount of insurance from the Policy.

EXTENSION OF CONVERSION PERIOD
  If an Insured is eligible for conversion, and the Owner is not notified of this right at least 15 days prior to the end of the 31-day conversion period, the conversion period will be extended. The Owner will have 15 days from the date notice is given to apply for conversion insurance. In no event will the conversion period be extended beyond 60 days. Notice, for the purposes of this section, means written notice presented to the Owner by the Employer or mailed to the Owner's last known address as reported by the Employer.

  If the Insured dies during the extended conversion period, but more than 31 days after his coverage under the Policy terminates:
     - life insurance benefits will not be paid under the Policy; and
     - life insurance benefits will be paid under the conversion insurance, provided: (a) the Insured's application for conversion insurance has been received by the Company; and





XX605482                               59                             12/20/95

  (b) the required premium has been paid.  ]





XX605482                               60                             12/20/95

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES BASED ON 150% OF THE 1980 COMMISSIONERS
STANDARD ORDINARY MALE MORTALITY TABLE

PER $10,000 OF INSURANCE


===========================================================================
    Attained Age       Monthly Rate        Attained Age       Monthly Rate
---------------------------------------------------------------------------
         16              $    1.99              37              $    3.11
---------------------------------------------------------------------------
         17              $    2.15              38              $    3.35
---------------------------------------------------------------------------
         18              $    2.27              39              $    3.63
---------------------------------------------------------------------------
         19              $    2.35              40              $    3.94
---------------------------------------------------------------------------
         20              $    2.37              41              $    4.28
---------------------------------------------------------------------------
         21              $    2.37              42              $    4.64
---------------------------------------------------------------------------
         22              $    2.35              43              $    5.04
---------------------------------------------------------------------------
         23              $    2.30              44              $    5.47
---------------------------------------------------------------------------
         24              $    2.25              45              $    5.92
---------------------------------------------------------------------------
         25              $    2.19              46              $    6.41
---------------------------------------------------------------------------
         26              $    2.15              47              $    6.93
---------------------------------------------------------------------------
         27              $    2.14              48              $    7.48
---------------------------------------------------------------------------
         28              $    2.12              49              $    8.10
---------------------------------------------------------------------------
         29              $    2.15              50              $    8.78
---------------------------------------------------------------------------
         30              $    2.19              51              $    9.57
---------------------------------------------------------------------------
         31              $    2.25              52              $   10.45
---------------------------------------------------------------------------
         32              $    2.34              53              $   11.46
---------------------------------------------------------------------------
         33              $    2.44              54              $   12.58
---------------------------------------------------------------------------
         34              $    2.56              55              $   13.78
---------------------------------------------------------------------------
         35              $    2.71              56              $   15.06
---------------------------------------------------------------------------
         36              $    2.90              57              $   16.42
===========================================================================





XX605482                               61                             12/20/95

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES BASED ON 150% OF THE 1980 COMMISSIONERS
STANDARD ORDINARY MALE MORTALITY TABLE

PER $10,000 OF INSURANCE
(CONTINUED)


===========================================================================
    Attained Age       Monthly Rate        Attained Age       Monthly Rate
---------------------------------------------------------------------------
         58              $   17.86              79              $  126.29
---------------------------------------------------------------------------
         59              $   19.44              80              $  138.01
---------------------------------------------------------------------------
         60              $   21.20              81              $  151.28
---------------------------------------------------------------------------
         61              $   23.20              82              $  166.45
---------------------------------------------------------------------------
         62              $   25.45              83              $  183.54
---------------------------------------------------------------------------
         63              $   27.98              84              $  202.21
---------------------------------------------------------------------------
         64              $   30.79              85              $  222.14
---------------------------------------------------------------------------
         65              $   33.82              86              $  243.05
---------------------------------------------------------------------------
         66              $   37.08              87              $  264.86
---------------------------------------------------------------------------
         67              $   40.53              88              $  287.59
---------------------------------------------------------------------------
         68              $   44.27              89              $  311.42
---------------------------------------------------------------------------
         69              $   48.41              90              $  336.81
---------------------------------------------------------------------------
         70              $   53.10              91              $  364.47
---------------------------------------------------------------------------
         71              $   58.48              92              $  395.85
---------------------------------------------------------------------------
         72              $   64.67              93              $  434.54
---------------------------------------------------------------------------
         73              $   71.72              94              $  488.72
---------------------------------------------------------------------------
         74              $   79.51              95              $  575.26
---------------------------------------------------------------------------
         75              $   87.89              96              $  732.95
---------------------------------------------------------------------------
         76              $   96.76              97              $ 1061.50
---------------------------------------------------------------------------
         77              $  106.02              98              $ 1508.68
---------------------------------------------------------------------------
         78              $  115.76              99              $ 1508.68
===========================================================================





XX605482                               62                             12/20/95

OWNERSHIP AND ASSIGNMENT PROVISIONS

OWNER
  Unless otherwise specified on the application or unless Ownership is transferred in accordance with the provisions of the Policy:
     - the [Insured Employee] will be the Owner of the coverage for himself, [his Insured Spouse, his Former Insured Spouse, and his Insured Dependent Child, if any;]
  [  - the Former Insured Dependent Child will be the Owner of the coverage for himself; and
     - the Former Insured Employee, Retiree, and Leave of Absence Employee will be the Owner of the coverage for himself, his Former Insured Spouse, and his Insured Dependent Child, if any].

RIGHTS OF OWNER
  While an Insured is alive, the Owner may exercise all rights and privileges under the Certificate, including the right to: (a) release or Surrender the Certificate to the Company; (b) agree with the Company to any change in the Certificate; (c) transfer all rights and privileges to another person; (d) change the Beneficiary; and (e) assign his Certificate.

  All rights and privileges of the Owner may be exercised without the consent of any designated Beneficiary, unless the Owner has given up the right to change the Beneficiary.

  Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all the rights and privileges of the Owner will vest in the Owner's executors or administrators.

TRANSFER OF OWNERSHIP
  The Owner may transfer all his rights and privileges by Assignment to a third party. On the effective date of transfer, that third party will become the Owner and will have all the rights and privileges of the Owner. The Owner may revoke any transfer prior to its effective date.

  Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

  A transfer of ownership or a revocation of transfer must be in writing in a form satisfactory to the Company and filed with the Company. A transfer or a revocation will take effect on the later of the effective date specified by the Owner or the date it is recorded by the Company. Any payment made or any action taken or allowed by the Company before a transfer or a revocation is recorded and effective, will be without prejudice to the Company. The Company does not assume responsibility for the validity or sufficiency of any Assignment.





XX605482                               63                             12/20/95

BENEFICIARY PROVISIONS

BENEFICIARY DESIGNATION
  The Owner may designate a Beneficiary to whom the proceeds will be paid in the event of death of the Insured. Upon the death of an Insured Dependent Child, the Coverage Amount will be paid to the Owner of the Certificate under which the Insured Dependent Child was covered unless otherwise designated by the Owner.

  If a Beneficiary dies before the Insured, that Beneficiary's interest will end; such Beneficiary's share will be paid in equal shares to the other Beneficiaries, if there are any. This does not apply if other arrangements have been filed with the Company.

  If there is no surviving Beneficiary or the Owner has not designated a Beneficiary, benefits will be paid to the first surviving class of the following classes of Beneficiaries:
     - the Insured's Spouse; or
     - the Insured's Child or Children; or
     - the Insured's parents; or
     - the Insured's siblings.

  If there is no surviving member of any of the above classes, the benefits will be paid to the Owner or Owner's estate. If the Beneficiary is a minor or is not able to give valid receipt for any payment due him, such payment will be made to his legal guardian.

  Payment in the manner described above will release the Company from all liability to the extent of any payment made.

CHANGE OF BENEFICIARY
  The Owner may change the Beneficiary at any time without the consent of the Beneficiary, unless the Beneficiary designation is irrevocable. Any change must be made in writing in a form satisfactory to the Company and signed by the Owner. Consent of the Beneficiary will not be required to effect any changes other than an irrevocable Beneficiary designation.

  No change in Beneficiary will take effect until this form is received by the Company. When this form is received, the change will take effect as of the date of the form. If the Insured dies before the form is received, the Company's obligations under the Policy will be satisfied to the extent of any payment that was made before receipt of the form.





XX605482                               64                             12/20/95

GENERAL PROVISIONS

MISSTATEMENT OF AGE
  If an Insured's age has been misstated, the Company will adjust all benefits to the amounts that the cost of insurance deducted would have purchased for the correct age, subject to the Qualification Under Internal Revenue Code provision.

INCONTESTABILITY
  The Company will not contest the validity of this insurance after it has been in force for two years from the date of issue or Reinstatement, except for nonpayment of premiums. No statement made by an Insured as to his insurability will be used to contest the validity of the insurance after it has been in force prior to the contest for a period of two years during the Insured's lifetime. No statement made by an Insured will be used to contest the validity of his coverage unless it is made in writing, signed by him and a copy given to him or his Beneficiary. Any increase in the Coverage Amount effective after an Insured first becomes insured or reinstates coverage will be incontestable only after such increase has been in force for two years during the Insured's lifetime. The basis for contesting an increase in the Coverage Amount will be limited to material misrepresentations made in the application for the increase.

ANNUAL CERTIFICATE REPORT
  The Company will send a report to each Owner once a year to be attached to the Certificate. The report will show the current Coverage Amount, the Death Benefit, the Cash Value, and any Loan Balance. The report will also show interest earned, gains and losses in the Fund Accounts, premiums paid and any other information required by applicable laws.

PAYMENT OF PROCEEDS
  Proceeds, as used in the Policy, means an amount payable:
     - on the date an Owner Surrenders the Certificate; or
     - upon the death of the Insured.

  The proceeds payable upon receipt of due proof of an Insured's death will be as described in the Death Benefit section. If an Insured dies as a direct result of an accidental bodily injury, the proceeds may also include any supplemental benefit, if available and elected.

  If an Owner Surrenders the Certificate, the proceeds will be the Net Cash Value less any applicable Surrender fee and less any other amounts due the Company under this Certificate. The proceeds are subject to the adjustments described in the Policy.

DEFERMENT OF PAYMENTS
  Amounts payable as a result of Loans, Surrenders, Partial Surrenders, or for any other reason, will be paid upon receipt of such documentation as may be required by the Company at the time. However, payment of amounts from the Fund Accounts may be postponed when the NYSE is closed or when the Securities and Exchange Commission (SEC) declares an emergency. Additionally, the Company reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by the Company. During any such deferred period, the amount payable will bear interest as required by law.





XX605482                               65                             12/20/95

SUICIDE
  If an Insured commits suicide, while sane or insane, within two years from the date his insurance becomes effective, his Death Benefit will be limited to a refund of the premiums paid, less: (a) any Current Outstanding Loan Balance; and (b) the amount of any Partial Surrenders.

  If an Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Insured's Coverage Amount, the Death Benefit payment with respect to such increase will be limited to a refund of the monthly charges for the cost of the increase.

QUALIFICATION UNDER INTERNAL REVENUE CODE
  The Policy is designed to qualify as a life insurance policy under the Internal Revenue Code, as amended, and to never become a Modified Endowment Contract, as defined in Section 7702A of the Code. The Company reserves the right to: (a) limit or decline an Insured's payments; (b) limit or decline Coverage Amount changes; (c) amend the Policy and Certificates; (d) distribute Cash Value; or (e) take any other action it deems necessary to preserve the qualification of the Policy as a life insurance policy under the Internal Revenue Code.





XX605482                               66                             12/20/95

PAID-UP INSURANCE OPTION RIDER

This rider is made a part of the Policy/Certificate to which it is attached. This rider takes effect on the Policy Effective Date unless a later date is shown in the Certificate Coverage Verification Pages.

ELECTION OF OPTION
   At any time after a Cash Value has accumulated under the Certificate, the Owner may elect:
     -  to use a portion of the Net Cash Value to purchase Paid-up Insurance;
        or
     - to Surrender his Certificate and use all of the Net Cash Value, less applicable transaction fees, to purchase Paid-up Insurance.

   Such Paid-up Insurance will be provided under a separate policy of life insurance issued by the Company or an affiliate of the Company. Evidence of good health will not be required for such Paid-up Insurance.

   The amount of Paid-up Insurance will be determined by applying the amount Surrendered, less applicable transaction fees, as a single premium, using the guaranteed maximum life insurance rates and the guaranteed minimum interest rates at the Insured's then Attained Age. However, the amount of Paid-up Insurance may not exceed an Insured's Coverage Amount in force for him on the date of purchase.


   The Coverage Amount under the Insured's Certificate will be reduced by the amount of Paid-Up insurance purchased under this rider at the time such Paid-Up Insurance becomes effective.


   The Paid-up Insurance will be payable as set forth in the payment provisions in the Paid-up Insurance Policy.



                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY



                   /s/ DAVID C. KOPP                    /s/ THOMAS C. JONES
                  --------------------                  --------------------
                  Corporate Secretary                        PRESIDENT





XX605487                               67                             12/20/95